Exhibit 99.1
     ROHM AND HAAS SECOND QUARTER RESULTS: SALES UP 5 PERCENT, EARNINGS FROM CONTINUING OPERATIONS UP 12 PERCENT ON RECORD ELECTRONIC MATERIALS PERFORMANCE
•	Record sales of $2,081 million drive earnings from continuing operations to $192 million

•	Electronic Materials posts record quarter — sales up 21 percent, earnings up 58 percent

•	Demand growth across the chemicals portfolio: Plastics Additives up 8 percent; Process Chemicals up 4 percent; Architectural and Functional Coatings up 3 percent

•	Company announces intent to sell Automotive Coatings
PHILADELPHIA, PA, July 25, 2006 — Rohm and Haas Company (NYSE: ROH) today reported second quarter 2006 sales of $2,081 million, a 5 percent increase over the same period in 2005, driven primarily by higher demand. Higher selling prices, necessary to help offset continued high raw material and energy costs, were nearly offset by an unfavorable impact of currencies. Second quarter earnings from continuing operations were $192 million, or $0.87 per share, compared to $172 million, or $0.76 per share, for the second quarter of 2005. The prior year results included a net favorable impact of $0.03 per share from favorable tax reserve and valuation allowance adjustments partially offset by restructuring and asset impairment charges.

Second Quarter
(in millions, except per share amounts)	2006	2005	% Change
Sales	$2,081	$1,978	5%
Net Earnings from Continuing Operations	$192	$172	12%
Diluted Net Earnings per Share from Continuing Operations	$0.87	$0.76	14%
The company intends to sell its Automotive Coatings business and has presented its operations as “Discontinued Operations” for all periods reported. The sale is consistent with the company’s ongoing portfolio management strategy. For the quarter, the loss from discontinued operations, after-tax, was $26 million, or $0.12 per share.

“We delivered outstanding sales and earnings growth from all of the businesses within the Electronic Materials segment, with steady growth in demand in a number of our larger chemicals businesses, such as Plastics Additives, Process Chemicals and Architectural and Functional Coatings,” said Raj L. Gupta, chairman, president and chief executive officer. “We remain focused on innovation and geographic expansion, with this quarter’s results demonstrating accelerating growth in Asia, Central and Eastern Europe and Turkey.”
Gupta noted that the company continues to respond to the challenge of an environment of extraordinarily high and volatile raw material and energy costs. “We are proactively managing the raw material/selling price balance while we maintain our strong cost control discipline and invest for growth,” Gupta explained.
Second Quarter 2006 Business Results
Coatings
Sales in the Coatings segment of $739 million increased 4 percent over the second quarter of 2005. The improvement was attributed to increased demand and higher selling prices, partially offset by an unfavorable impact of currencies.
•	Architectural and Functional Coatings sales increased 4 percent over the comparable period, with stronger demand and higher pricing the primary drivers of the increase. Growth in the decorative coatings segment reflects both continued growth of technologically differentiated low VOC emulsions, and strong emerging market penetration. As anticipated, our growth in demand in China, India, Turkey and other emerging markets has been strong and shows broad adoption of core Rohm and Haas technologies in decorative coatings.

•	Powder Coatings sales were flat at $85 million when compared to the prior-year period, with higher selling prices, on flat volume, offset by the unfavorable impact of weaker European currencies.
Second quarter earnings for the Coatings business were $71 million, versus $69 million in earnings in the same period in 2005. The second quarter 2005 results included a $7 million, after-tax, charge for restructuring and asset impairments related to the Powder Coatings business. Coatings segment earnings reflect the favorable impact of higher selling prices and improved demand, which were more than offset by higher raw material, energy and operating costs, and increased spending to fund geographic expansion and research.

Monomers
Sales of $499 million were up 1 percent from $495 million in the same period a year ago. Third party sales of $154 million decreased 13 percent from the prior year period, primarily due to decreased demand and lower selling prices. Sales to downstream Rohm and Haas specialty businesses were 8 percent higher versus the prior year, reflecting the impact of higher selling prices along with higher demand.
Monomers earnings of $50 million for the quarter decreased from $53 million in the same period a year ago. Prior period results included $15 million, after-tax, of expenses associated with an unplanned plant outage at the Deer Park, Texas facility. The decrease in earnings is primarily due to the decreased demand and lower selling prices to third party customers, as well as higher raw material and energy costs. In the quarter, approximately 61 percent of Monomers earnings was generated by sales to the downstream businesses, as compared to approximately 43 percent in the same period last year.
Performance Chemicals
Sales of $452 million were up 6 percent over the comparable period in 2005. The increase was driven by improved demand and higher selling prices, partially offset by the unfavorable impact of currencies.
•	Sales in Plastics Additives were up 9 percent, primarily due to stronger demand in most regions, combined with higher pricing. The business saw strength in both the Building and Construction and Packaging markets in Asia, as well as solid growth in the PVC window markets in Germany and Turkey.

•	Consumer and Industrial Specialties sales increased 2 percent compared to the same period last year, largely due to increased demand. The business enjoyed healthy growth in all regions, except Europe, where softness in dispersants and polymers depressed sales.

•	Sales for Process Chemicals were up 4 percent from the comparable period a year ago. The increase reflects strong demand for ion exchange resins across all regions.
Performance Chemicals earnings were $42 million in the quarter, up from $38 million in the prior year period, as the favorable impacts of higher pricing, strong demand, and efficient operations more than offset increased raw material and energy costs, and higher levels of spending to support business development and new product introductions.
Electronic Materials
Record quarterly sales of $393 million were up 21 percent over the same period in 2005, primarily due to strong demand across all businesses, especially in North America and Asia-Pacific. The business continues to deliver innovative technologies to meet the needs of this dynamic marketplace. Second quarter sales were up 5 percent sequentially over the first quarter of 2006.
•	Semiconductor Technologies sales increased 22 percent over the same period in 2005, driven by strength in demand for CMP pads and slurries in all regions, along with increased sales of advanced photoresists and related products in all regions.

•	Circuit Board Technologies sales were up 11 percent over the same period in 2005, reflecting ongoing strength in Asia-Pacific, up 17 percent versus a year ago, which more than offset decreased demand in North America.

•	Packaging and Finishing Technologies sales were 28 percent higher than the same period a year ago, primarily driven by increased precious metals usage and the pass-through of higher precious metals prices. Process sales increased 4 percent during the quarter.
Electronic Materials’ advanced technology products, such as deep ultraviolet photoresists, anti-reflective coatings and CMP pads and slurries, posted a 28 percent increase in sales year-over-year.
Second quarter 2006 earnings for Electronic Materials were a record $60 million, 58 percent higher than the second quarter of last year, reflecting increased sales of advanced technology products and strong discipline in cost management.
Salt
Sales of $160 million were up 6 percent versus the same period a year ago, primarily due to higher selling prices. Demand was down slightly overall, largely due to lower volumes for ice control salt and other bulk products. The Salt business recorded earnings of $1 million for the quarter, up $3 million from a loss in the prior year period. Higher selling prices, to offset increases in production and distribution costs, and a shift in sales mix toward higher margin products, both contributed to the change in earnings.
Adhesives and Sealants
Sales of $183 million were down 2 percent versus the comparable period in 2005, with slightly higher pricing more than offset by the unfavorable impact of currencies as well as lower demand. Growth in the core business segments was more than offset by the impact of prior portfolio management initiatives.
Earnings of $12 million were up versus break-even results in the second quarter of 2005, which included a non-cash impairment charge of $16 million, after-tax, in the prior-year period. Higher raw material, energy and operating costs and the unfavorable impact of currencies more than offset the favorable impact of higher selling prices.

Corporate
Corporate expense of $44 million, after-tax, for the quarter was up from $24 million, after-tax, in the second quarter of 2005. The increase reflects the absence in 2006 of a net $28 million benefit from tax reserve and valuation allowance adjustments, resulting from tax audit settlements.
Discontinued Operations
The company intends to sell its Automotive Coatings business, and as a result, has presented the business’ results as “Discontinued Operations” for all periods reported. The loss from discontinued operations for the quarter, after-tax, was $26 million, or $0.12 per share, compared to a gain of $6 million, or $0.03 per share, in the same period last year. The loss is mainly attributable to $27 million in after-tax charges from the recognition of certain deferred tax liabilities and asset impairments triggered by the decision to sell the business.
Second Quarter 2006 Regional Sales Performance
North American sales of $1,061 million were up 4 percent over the comparable period in 2005, the result of higher selling prices and flat overall demand. The higher pricing across most of the chemicals businesses reflected efforts to mitigate the impact of higher raw material and energy costs. European sales were $521 million for the quarter, flat when compared to the same period last year, as the impact of increased demand was largely offset by the unfavorable impact of currencies. Demand was particularly strong in the Monomers, Plastics Additives, Architectural and Functional Coatings, and Electronic Materials businesses. Asia-Pacific sales were $418 million, a 15 percent increase over the same period last year, with all businesses contributing, led by Electronic Materials and Coatings. Latin American sales of $81 million in the quarter were 8 percent higher than the same period last year, reflecting increased demand, higher selling prices and the favorable impact of currencies. The higher demand was experienced primarily in the Architectural and Functional Coatings, Plastics Additives, and Process Chemicals businesses.
Comments on the Second Quarter 2006 Income Statement
Gross Profit Margin in the quarter was 30.2 percent, compared to 29.7 percent in the same period last year, as higher demand, increased selling prices, and the absence of prior year charges for a temporary Monomer production outage more than offset higher raw material, energy and freight costs, and the unfavorable impact of currencies.
Selling and Administrative (S&A) spending of $254 million was $11 million, or 5 percent higher, compared to 2005, largely reflecting increased spending to support growth initiatives. As a percentage of sales, S&A spending of 12.2 percent was virtually unchanged when compared to the same period in 2005.
Research spending of $71 million was $6 million, or 9 percent higher, versus the same period a year ago, due largely to increased spending to support growth projects in Electronic Materials, Coatings and Performance Chemicals.

Interest expense for the quarter was $27 million, down 7 percent from the same period in 2005, primarily due to lower levels of debt and a lower overall effective interest rate.
Income tax expense for the quarter was $73 million, reflecting an effective tax rate of 27.2 percent, as compared to income tax expense of $40 million, or an effective tax rate of 18.7 percent in the prior year period. The lower effective tax rate in the prior year period was primarily due to the adjustment of a net $28 million in tax reserves and valuation allowances resulting from tax audit settlements.
Year-To-Date 2006 Performance
Sales for the six months ending June 30, 2006 were $4,139 million, a 4 percent increase over the comparable period in 2005, driven by broad-based growth in demand. Higher selling prices, necessary to help balance continued high raw material and energy costs, were nearly offset by an unfavorable impact of currencies. Earnings from continuing operations for the first six months of 2006 were $399 million, or $1.79 per share, compared to $325 million, or $1.44 per share, a 23 percent increase over the prior period. Higher selling prices, increased demand, and lower interest expense more than offset the impact of higher raw material, energy, freight and operating costs, along with higher spending in S&A and research activities. During the first six months of 2005, significant favorable tax adjustments were more than offset by charges for restructuring, debt extinguishment, and the acceleration of stock-based compensation for retirement-eligible employees, for a net unfavorable impact of $0.04 per share.
Full-Year Guidance
Gupta noted that, while the ongoing pressure from extremely volatile and high raw material and energy costs will likely continue throughout the remainder of the year, the economic environment of the company’s key markets remains sound, and provides a strong foundation for solid performance throughout 2006. “These market trends, together with our emphasis on innovation and geographic expansion, should result in full-year sales growth in the 4 to 5 percent range, yielding record annual sales of $8.3 billion and earnings from continuing operations in the $3.30-$3.45 range.”
# # #
This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information.
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CONTACTS:	Investor Relations	Media Relations
	Gary O’Brien	Richard Williams
	Director, Investor Relations	Corporate Communications
	+1-215-592-3409	+1-215-592-2409
	GOBrien@rohmhaas.com	RichardWilliams@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2006	2005	Change	2006	2005	Change
Net sales	$2,081	$1,978	5%	$4,139	$3,971	4%
Cost of goods sold	1,453	1,391	4%	2,868	2,783	3%

Gross profit	628	587	7%	1,271	1,188	7%

Selling and administrative expense	254	243		498	496
Research and development expense	71	65		142	128
Interest expense	27	29		52	64
Amortization of intangibles	14	14		27	28
Restructuring and asset impairments	—	33		4	29
Loss on early extinguishment of debt	—	—		—	17
Share of affiliate earnings, net	4	1		5	3
Other (income), net	(2)	(10)		(16)	(12)

Earnings from continuing operations before income taxes and minority interest	268	214		569	441
Income taxes	73	40		163	113
Minority interest	3	2		7	3

Net earnings from continuing operations	$192	$172		$399	$325

Net (loss) earnings from discontinued operation	(26)	6		(26)	12

Net earnings	$166	$178		$373	$337

Basic net earnings per share:
Net earnings from continuing operations	0.88	0.77		1.81	1.46
Net (loss) earnings from discontinued operation	(0.13)	0.03		(0.12)	0.05

Net earnings	$0.75	$0.80		$1.69	$1.51

Diluted net earnings per share:
Net earnings from continuing operations	0.87	0.76		1.79	1.44
Net (loss) earnings from discontinued operation	(0.12)	0.03		(0.12)	0.06

Net earnings	$0.75	$0.79		$1.67	$1.50

Weighted average common shares outstanding — basic:	220.3	222.6		220.5	223.2
Weighted average common shares outstanding — diluted:	222.6	224.7		222.8	225.5

Other Data:
Capital spending	$92	$84		$145	$132
Depreciation expense	$102	$109		$204	$213
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$492	$566
Restricted cash	3	4
Receivables, net	1,616	1,479
Inventories	851	798
Prepaid expenses and other current assets	289	302
Current assets of discontinued operation	55	56

Total current assets	3,306	3,205

Land, buildings and equipment, net of accumulated depreciation	2,616	2,642
Investments in and advances to affiliates	105	103
Goodwill, net of accumulated amortization	1,555	1,525
Other intangible assets, net of accumulated amortization	1,507	1,503
Other assets	456	475
Other assets of discontinued operation	267	274

Total Assets	$9,812	$9,727

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$396	$121
Trade and other payables	594	612
Accrued liabilities	749	807
Income taxes payable	161	193
Current liabilities of discontinued operation	9	11

Total current liabilities	1,909	1,744

Long-term debt	1,802	2,074
Employee benefits	669	649
Deferred income taxes	902	935
Other liabilities	234	241
Other liabilities of discontinued operation	78	56

Total Liabilities	5,594	5,699

Minority Interest	117	111

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized - 25,000,000 shares; issued-no shares	—	—
Common stock; par value — $2.50; authorized - 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,182	2,152
Retained earnings	1,998	1,762
Treasury stock at cost (2006 - 21,322,501 shares; 2005 - 20,115,637 shares)	(525)	(409)
ESOP shares (2006 - 8,844,424 shares; 2005 - 9,220,434 shares)	(85)	(88)
Accumulated other comprehensive loss	(74)	(105)

Total Stockholders’ Equity	4,101	3,917

Total Liabilities and Stockholders’ Equity	$9,812	$9,727

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
     Net Sales by Business Segment and Region

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Business Segment
Coatings	$739	$713	$1,387	$1,308
Monomers	499	495	972	972
Performance Chemicals	452	425	886	829
Electronic Materials	393	326	767	628
Salt	160	151	423	469
Adhesives and Sealants	183	186	368	379
Elimination of Intersegment Sales	(345)	(318)	(664)	(614)

Total	$2,081	$1,978	$4,139	$3,971

Customer Location
North America	$1,061	$1,019	$2,164	$2,088
Europe	521	521	1,013	1,044
Asia-Pacific	418	363	805	690
Latin America	81	75	157	149

Total	$2,081	$1,978	$4,139	$3,971

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Business Segment
Coatings	$71	$69	$123	$117
Monomers	50	53	116	112
Performance Chemicals	42	38	82	80
Electronic Materials	60	38	111	63
Salt	1	(2)	19	28
Adhesives and Sealants	12	—	27	16
Corporate	(44)	(24)	(79)	(91)

Total	$192	$172	$399	$325

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
     Provision for Restructuring and Asset Impairments by Business Segment
     Pre-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Business Segment
Coatings	$(1)	$10	$4	$10
Monomers	—	—	—	—
Performance Chemicals	—	—	—	(1)
Electronic Materials	—	(1)	(1)	3
Salt	—	—	—	—
Adhesives and Sealants	—	25	1	24
Corporate	1	(1)	—	(7)

Total	$—	$33	$4	$29

After-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Business Segment
Coatings	$(1)	$7	$2	$7
Monomers	—	—	—	—
Performance Chemicals	—	—	—	(1)
Electronic Materials	—	(1)	(1)	2
Salt	—	—	—	—
Adhesives and Sealants	—	16	1	16
Corporate	1	(1)	(1)	(6)

Total	$—	$21	$1	$18

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Futhermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Business Segment
Coatings	$119	$130	$216	$222
Monomers	88	98	205	202
Performance Chemicals	80	74	159	155
Electronic Materials	105	75	201	132
Salt	21	17	68	79
Adhesives and Sealants	25	31	52	63
Corporate	(30)	(27)	(50)	(75)

Total	$408	$398	$851	$778

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
EBITDA	$408	$398	$851	$778
Asset Impairments	—	34	3	36
Interest expense	27	29	52	64
Income taxes	73	40	163	113
Depreciation expense	99	107	200	209
Amortization of finite-lived intangibles	14	14	27	28
Minority Interest	3	2	7	3

Net Earnings from Continuing Operations	$192	$172	$399	$325

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation. A copy of the full year 2005 reclassified schedule can be found on the Company’s website at www.rohmhaas.com.